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                                                                     Exhibit 4.7





                                  AMENDMENT NO. 7

                                        TO

                            LOAN AND SECURITY AGREEMENT


         THIS AMENDMENT NO. 7 ("Amendment No. 7") is entered into as of February 17, 1998, by and between NATIONAL RECORD MART, INC. ("Borrower") and FLEET CAPITAL CORPORATION ("Lender").

                                     BACKGROUND
                                     ----------

         Borrower and Lender are parties to a Loan and Security Agreement dated June 11, 1993 (as amended by that certain (a) letter agreement dated January 12, 1995; (b) letter agreement dated February 24, 1995; (c) letter agreement dated September 8, 1995; (d) Waiver and Amendment No. 4 dated July 19, 1996
(e) Amendment No. 5 dated October 17, 1996, (f) Letter Agreement dated June 25, 1997 (g) Amendment No. 6 to Loan and Security Agreement dated October 20, 1997 and as same may be further amended, modified, restated or supplemented from time to time, the "Loan Agreement") pursuant to which Lender provides Borrower with certain financial accommodations.

         Borrower has requested that Lender amend the Loan Agreement to, among other things, (i) extend the term of the Loan Agreement, (ii) increase the total credit facility (iii) reduce the interest rates and Lender is willing to do so on the terms and conditions hereafter set forth.

         NOW, THEREFORE, in consideration of any loan or advance or grant of credit heretofore or hereafter made to or for the account of Borrower by Lender, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. DEFINITIONS. All capitalized terms not otherwise defined herein shall have the meanings given to them in the Loan Agreement.

         2.  AMENDMENT TO LOAN AGREEMENT

                  (a) Section 1.1 of the Loan Agreement is hereby amended by deleting the definition "Borrowing Base," "Maximum Revolving Amount" and "Note" in their entirety and inserting the following:

                           BORROWING BASE - as at any date of determination thereof, an amount equal to the lesser of:

                           (a)  the Maximum Revolving Amount; or
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                           (b)  an amount equal to:

                                    (i)  sixty-five (65%) or such lesser
                           percentage as Lender may, in the good faith exercise of its business judgment, determine from time to time) of the value of Eligible Inventory at such date consisting of finished goods, calculated on the basis of the lower of cost or market with the cost of finished goods calculated on an average cost basis:

                           PLUS (ii) an amount equal to $1,500,000 solely during the period commencing on October 1 in each year of the term hereof and ending on December 31 of each such year;

                           MINUS (iii) in Lender's sole and absolute discretion, an amount equal to forty percent (40%) of all gift certificates issued by Borrower and then outstanding;

                           MINUS (iv) in Lender's sole and absolute discretion, an amount equal to one hundred percent (100%) of Eligible Inventory subject to recorded Liens (other than Permitted Liens); and

                           MINUS (v) any amounts which Lender may pay pursuant to any of the Loan Documents for the account of Borrower.

                           MAXIMUM REVOLVING AMOUNT - Twenty-Eight Million Dollars ($28,000,000).

                           NOTE - the secured promissory note executed by Borrower in favor of Lender to evidence the Revolving Loans as some may be amended and restated from time to time.

                  (b) The introductory paragraph of Section 2 of the Loan Agreement is hereby amended by deleting the words and figures "Twenty Seven Million Five Hundred Thousand Dollars ($27,500,000) for the period of October 20, 1997 through December 18, 1997 and Twenty-six Million Dollars ($26,000,000) at all other times" and inserting "TWENTY-EIGHT MILLION DOLLARS ($28,000,000)" in their place and stead.

                  (c)  Section 3.1 of the Loan Agreement is hereby amended by
(1) deleting subsections (C) and (E) in their entirety and inserting the words "Intentionally Omitted" in their place, and (ii) amending subsections (A) and
(B) in their entirety as follows:

                           (A)  INTEREST.  Interest shall accrue on the
                           principal amount of Prime Loans outstanding at the end of each day (computed on the actual days elapsed over a year of 360 (days) at a fluctuating rate per annum equal to the one quarter of one percent (.25%) above the Base Rate. After the date hereof, the foregoing rate of interest shall be


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                           increased or decreased, as the case may be, by an
                           amount equal to any increase or decrease in the Base Rate, with such adjustments to be effective as of the opening of business on the day that any such change in the Base Rate becomes effective. The Base Rate in effect on the date hereof shall be the Base Rate effective as of the opening of business on the date hereof, but if this Agreement is executed on a day that is not a Business Day, the Base Rate in effect on the date hereof shall be the Base Rate effective as of the opening of business on the last Business Day immediately preceding the date hereof. Eurodollar Loans shall bear interest on the principal amount thereof owing, at a rate per annum equal to two and three eighths percentage points (2.375%) above the Eurodollar Rate. Notwithstanding the above, interest on any Prime Loan with a balance of less than zero at the end of any day, at a time when all loans in total are greater than zero, shall accrue at a fluctuating rate per annum equal to three (3%) below the Base Rate.

                           (B) RATE REDUCTIONS. Provided that no Default or Event of Default has occurred which is then continuing and following receipt by Lender ("Receipt Date") of Borrower's annual financial statements in accordance with Section 9.1(J)(i) hereof ("Annual Statements") indicating Cash Flow for such Fiscal year of not less than $500,000 then, as of the first day of the next succeeding Fiscal Year [or "as of the Receipt Date"] (a "Rate Reduction Condition"): interest shall accrue (a) on Prime Loans at a fluctuating rate per annum equal to the Base Rate and (b) on Eurodollar Loans at a rate per annum equal to two percentage points (2%) above the Eurodollar Rate ((a) and (b) above are collectively referred to as the "Rate Reduction"); PROVIDED, HOWEVER, in no event shall any Eurodollar Loan then outstanding be affected by the Rate Reduction.

                  (d) Section 3.1(E) of the Loan Agreement is hereby deleted in its entirety and the words "Intentionally Omitted" are inserted in its place.

                  (e) Section 3.1(K) of the Loan Agreement is hereby amended in its entirety as follows:

                           (K) EXAMINATION AND INSPECTION. Borrower shall pay to Lender on demand in connection with Lender's examination of Borrower's books and records out-of-pocket costs and expenses for loan analysts and loan administrators. Lender, in its sole discretion, may engage outside consultants for any such examination and inspection.

                  (f) Section 3.2 of the Loan Agreement is hereby amended in its entirety as follows:

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                           3.2.  TERM OF AGREEMENT.  Subject to Lender's right
                           to cease making Loans to Borrower at any time upon the occurrence and during the continuance of a Default or Event of Default, this Agreement shall be in effect for a period of ten (10) years from June 11, 1993 through and including June 10, 2003 (the "Original Term").

                  (g) Section 3.3(B) is hereby amended in its entirety as follows:

                           (B) At the effective date of any voluntary such termination by Borrower, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other charges owing under the terms of this Agreement and any of the other Loan Documents including prepayment premiums under any promissory note from Borrower to Lender), as liquidated damages for the loss of the bargain and not as a penalty, an amount equal to two percent (2%) of the Maximum Revolving Amount if during the period February 17, 1998 through February 16, 1999; one percent (1%) of the Maximum Revolving Amount if termination occurs during the period February 17, 1999 through February 16, 2000; and one half of one percent (.50%) of the Maximum Revolving Amount during the period February 17, 2000 through February 16, 2001. If termination occurs after the last of such periods, no termination charge shall be payable.

                  (h) Section 9.1(J)(iv) is hereby amended in its entirety as follows:

                           as soon as available, and in any event no later than thirty (30) days following the commencement of each Fiscal Year of Borrower, a merchandising plan for such Fiscal Year; and

                  (i) Section 9.3 of the Loan Agreement is hereby amended by deleting subparagraphs (A) and (C) in their entirety and inserting in their place in each instance the words "Intentionally Omitted."

                  (j) Exhibit A to this Amendment No. 7 is hereby added to the Loan Agreement.

         3. CONDITIONS OF EFFECTIVENESS. This Amendment No. 7 shall become effective upon satisfaction of the following conditions precedent: Lender shall have received (a) four (4) copies of this Amendment No. 7 executed by Borrower;
(b) a duly executed Fourth Amended and Restated Revolving Credit Note; (c) evidence of the authorization by the Board of Directors of Borrower of the execution of this Amendment No. 7; (d) an acknowledgement from NRM Investment, Inc. ("NRM") of the continuing validity of the Subordination Agreement dated May 9, 1996 between Lender and NRM; and (e) such other certificates, instruments, documents and agreements as may be required by Lender or its counsel, each of which shall be in form and substance satisfactory to Lender and its counsel.

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         4.  REPRESENTATIONS AND WARRANTIES.  Borrower hereby represents and warrants as follows:

         (a) This Amendment No. 7 and the Loan Agreement, as amended hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms.

         (b) Upon the effectiveness of this Amendment No. 7, Borrower hereby reaffirms all covenants, representations and warranties made in the Loan Agreement to the extent the same are not amended hereby and agree that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment No. 7.

         (c) Borrower has no defense, counterclaim or offset with respect to the Loan Agreement.

         (d) No Default or Event of Default would exist after giving effect to this Amendment No. 7.

         5.  EFFECT ON THE LOAN AGREEMENT.

         (a) Upon the effectiveness of SECTION 2 hereof, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of like import shall mean and be a reference to the Loan Agreement as amended hereby.

         (b) Except as specifically amended herein, the Loan Agreement, and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

         (c) The execution, delivery and effectiveness of this Amendment No. 7 shall not operate as a waiver of any other right, power or remedy of Lender, nor constitute a waiver of any other provision of the Loan Agreement, or any other documents, instruments or agreements executed and/or delivered under or in connection therewith.

         6. GOVERNING LAW. This Amendment No. 7 shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

         7. HEADINGS. Section headings in this Amendment No. 7 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 7 for any other purpose.

         8. COUNTERPARTS. This Amendment No. 7 may be executed by the parties hereto in one or more counterparts, each of which taken together shall be deemed to constitute one and the same instrument.

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         IN WITNESS WHEREOF, this Amendment No. 7 has been duly executed as of the day and year first written above.


                                           NATIONAL RECORD MART, INC.


                                           By:    /s/ Theresa Carlise
                                           --------------------------
                                           Name:  Theresa Carlise
                                           Title: Senior Vice President and
                                                    Chief Financial Officer


                                           FLEET CAPITAL CORPORATION


                                           By:    /s/ Kim Bushey
                                           --------------------------
                                           Name:  Kim Bushey
                                           Title: Vice President

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                                   EXHIBIT A


                          FOURTH AMENDED AND RESTATED
                             REVOLVING CREDIT NOTE

$28,000,000.00                                                New York, New York
                                                         as of February 17, 1998



         This Fourth Amended and Restated Revolving Credit Note is executed and delivered under and pursuant to the terms of that certain Loan and Security Agreement dated June 11, 1993 (as amended by a letter agreement dated January 12, 1995, a letter agreement dated February 24, 1995, a letter agreement dated September 8, 1995, Waiver and Amendment No. 4 dated July 19, 1996, Amendment No. 5 dated October 17, 1996, Letter Agreement dated June 25, 1997, Amendment No. 6 to Loan and Security Agreement dated October 20, 1997 and as same may be further amended, supplemented or modified from time to time, the "Loan Agreement") by and between National Record Mart, Inc., a Delaware corporation having its chief executive office at 507 Forest Avenue, Carnegie, Pennsylvania 15106 and Fleet Capital Corporation (the "Lender"). Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement.

         FOR VALUE RECEIVED, Borrower hereby promises to pay to the order of Lender at Lender's offices located at 200 Glastonbury Boulevard, Glastonbury, Connecticut 06033 or at such other place as the holder may from time to time designate:

         (i) the principal sum of TWENTY EIGHT MILLION AND 00/100 DOLLARS, ($28,000,000.00) or, if different from such amount, the unpaid principal balance of the Revolving Credit Loan as may be due and owing from time to time under the Loan Agreement, payable in accordance with the provisions of the Loan Agreement and subject to acceleration upon the occurrence of an Event of Default under the Loan Agreement or earlier termination of the Loan Agreement pursuant to the terms thereof; and

         (ii) interest on the principal amount of this Note from time to time outstanding until such principal amount is paid in full at such interest rates and at such times as are specified in the Loan Agreement. In no event, however, shall interest hereunder exceed the maximum interest rate permitted by law. Upon and after the declaration of an Event of Default, and during the continuation thereof, interest shall be payable at the Default Rate.

         This Note is the Note referred to in the Loan Agreement and is secured, INTER ALIA, by the Liens granted to Lender in the Collateral pursuant to the Loan Agreement and the Loan Documents and the various other agreements related thereof delivered by the Borrower to the Lender, is entitled to the benefits of the Loan Agreement and the Loan Documents and is subject to all of the agreements, terms and conditions therein contained.


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         This Note may be prepaid, in whole or in part, on the terms and conditions set forth in the Loan Agreement.

         If an Event of Default under Section 11.1(I) of the Loan Agreement shall occur, then this Note shall immediately become due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney. If any other Event of Default shall occur under the Loan Agreement which is not cured within any applicable grace period, then this Note may, as provided in the Loan Agreement, be declared to be immediately due and payable, without notice, together with reasonable attorneys' fees if the collection hereof is placed in the hands of an attorney.

         This Note is being delivered in the State of New York, and shall be construed and enforced in accordance with the laws of such State for contracts to be fully performed within the State of New York. Any judicial proceeding by the Borrower against the Lender involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Amended and Restated Note or any related agreement, shall be brought only in federal or state court located in the City of New York, State of New York. Any judicial proceeding brought against Borrower with respect to any of the Obligations, or with respect to this Note or any related agreement may be brought in any court of competent jurisdiction in the City of New York, State of New York, United States of America, and, by execution and delivery of this Amended and Restated Note, Borrower accepts, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Note or any related agreement. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lender to bring proceedings against the Borrower in the courts of any other jurisdiction. Borrower waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon FORUM NON CONVENIENS.

         BORROWER EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AMENDED AND RESTATED NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR (B) IN NAY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE HOLDER AND THE BORROWER HERETO OR ANY OF THEM WITH RESPECT TO THIS AMENDED AND RESTATED NOTE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE; AND BORROWER HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT THE HOLDER OR THE BORROWER MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT TO THE WAIVER OF THE RIGHT TO TRIAL BY JURY.



                                      -8-
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     This Note restates in its entirety and is given in substitution for and in replacement of (but not in satisfaction of) that certain Third Amended and Restated Revolving Credit Note dated as of October 20, 1997 from Borrower to Lender in the original principal amount of $27,500,000.

     Borrower expressly waives any presentment, demand, protest, notice of protest, or notice of any kind except as expressly provided in the Loan Agreement.



Witness:                       NATIONAL RECORD MART, INC.



/s/ Janet Salinshick           By: /s/ Theresa Carlise
                                   --------------------------
                               Name: Theresa Carlise
                               Its: Senior Vice President and
                                    Chief Financial Officer





STATE OF PENNSYLVANIA    )
                         :ss.:
COUNTY OF ALLEGHENY      )



     On the 12th day of February, 1998, before me personally came Theresa Carlise, to me known, who being by me duly sworn, did depose and say that she is the Senior V.P./CFO of National Record Mart, Inc., the corporation described in and which executed the foregoing instrument, and that she was authorized to sign her name thereto.



NOTARIAL SEAL                                /s/ Tina R. Reisdorf
TINA R. REISDORF, Notary Public              -----------------------
Pittsburgh, Allegheny County                      Notary Public
My Commission Expires June 27, 1998



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